SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           YIFAN COMMUNICATIONS, INC.
               (Exact name of Registrant as specified in charter)

                DELAWARE                                       34-1692323
    (State or other jurisdiction of                         (I.R.S. Employer
     incorporation or organization)                        Identification No.)

     41-60 Main Street, Suite 210
      Flushing, Queens, New York                                 11355
(Address of principal executive offices)                       (Zip Code)

                     AMENDED YEAR 2000 INCENTIVE STOCK PLAN
                    NON EMPLOYEE DIRECTORS' STOCK OPTION PLAN
                      CONTRACTUAL COMPENSATORY STOCK GRANTS
                            (Full title of the Plan)

                           Sally A. Fonner, Secretary
                           Yifan Communications, Inc.
                               1612 North Osceola
                            Clearwater, Florida 33755
                         (address of agent for service)

                                 (727) 443-3434
          (Telephone number, including area code, of agent for service)

===================================================================================================================
                                          CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                                   PROPOSED         PROPOSED
       TITLE OF                                   AMOUNT            MAXIMUM          MAXIMUM          AMOUNT OF
     SECURITIES TO                                 TO BE        OFFERING PRICE      AGGREGATE       REGISTRATION
   BE REGISTERED (1)                            REGISTERED       PER SHARE (2)    OFFERING (1)           FEE
===================================================================================================================
Common Stock underlying Amended
Year 2000 Incentive Stock Plan (3)                1,500,000          $6.80         $10,200,000        $3,517.24
Common Stock underlying Non-Employee
Directors' Stock Option Plan (4)                    500,000           6.80           3,400,000         1,172.41
Contractual Compensatory Stock Grants               540,000           0.89             400,500           138.10
===================================================================================================================
Totals                                            2,040,000                        $14,000,500        $4,827.75
===================================================================================================================

(1) Pursuant to Rule 416, this Registration Statement also covers such number of additional shares of Common Stock as may become available for issuance in the event of certain changes in outstanding shares, including reorganizations, recapitalizations, stock splits, stock dividends and reverse stock splits.

(2) Estimated pursuant to Rule 457(h) solely for the purpose of computing the registration fee and based upon the price at which the options may be exercised.

(3) Includes all shares of Common Stock issuable pursuant to the Amended Year 2000 Incentive Stock Plan, which permits issuance of Common Stock through various incentive awards.

(4) Includes all shares of Common Stock issuable pursuant to the Non-employee Directors' Stock Option Plan.


                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The document(s) containing the information concerning the Amended Year 2000 Incentive Stock Plan, the Non-employee Directors' Stock Option Plan and the Contractual Compensatory Stock Grants of Yifan Communications, Inc. (the "Company"), required by Item 1 of Form S-8 and the statement of availability of Registrant Information, Plan Information, and other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended ("Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement on Form S-8 ("Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The contents of the following documents filed with the Commission by Yifan Communications, Inc., a Delaware corporation formerly known as Smart Games Interactive, Inc. are incorporated by reference into this Registration Statement by reference and shall be deemed to be a part thereof:

       (a) The Annual Report on Form 10-KSB filed by Smart Games Interactive, Inc. for the year ended December 31, 1999.

       (b) The following reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year ended December 31, 1999:

              (i) The Quarterly Report on Form 10-QSB filed by Smart Games Interactive, Inc. for the 3-month period ended March 31, 2000

              (ii)   The  Quarterly   Report  on  Form  10-QSB  filed  by  Yifan
                     Communications, Inc. for the 3- and 6-month periods ended June 30, 2000

              (iii) The Current Report on Form 8-K filed by Smart Games Interactive, Inc. on April 17, 2000

              (iv)   The   Current   Report   on  Form   8-K   filed   by  Yifan
                     Communications, Inc. on July 31, 2000

              (v)    The   Current   Report   on  Form   8-K   filed   by  Yifan
                     Communications, Inc. on August 17, 2000

              (vi)   The   Current   Report   on  Form   8-K   filed   by  Yifan
                     Communications, Inc. on September 25, 2000

              (vii) The Information Statement Pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 Thereunder filed by Yifan Communications, Inc. on August 2, 2000

              (viii) The Information  Statement Pursuant to Section 14(c) of the
                     Securities Exchange Act of 1934 and Regulation 14C Thereunder filed by Yifan Communications, Inc. on September 1, 2000

       (c)    Not applicable.

       All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. The Company will provide, without charge, each participant in the 1997 Compensatory Stock Grant and each participant in the 1999 Compensatory Stock Grants, upon written or oral request directed to the Company's Secretary at the Company's executive offices, a copy (without exhibits thereto other than exhibits which are specifically incorporated herein by reference) of any or all documents incorporated by reference to this Item 3.

ITEM 4. DESCRIPTION OF SECURITIES.

Authorized Stock

         The authorized capital stock of the Company consists of 100,000,000 shares of $0.008 par value Common Stock and 10,000,000 shares of $0.008 par value Preferred Stock. The Preferred Stock may be issued in one or more series as determined by the Board of Directors, and the board is authorized to fix the rights, preferences, privileges and restrictions of any such series. The Board of Directors may, without stockholder approval, provide for the issuance of Preferred Stock that could have voting, conversion or other rights superior to the rights of holders of Common Stock and such an action could have the effect of delaying or preventing a change in control of the Company. At the date of this Registration Statement (after giving pro forma effect to the reverse split described in the Company's Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 and Regulation 14C Thereunder dated September 1, 2000) approximately 12,987,000 shares of Common Stock are issued and outstanding and 2,040,000 shares of Common Stock are reserved for issuance in connection with the Amended Year 2000 Incentive Stock Plan, the Non-employee Directors' Stock Option Plan and the Contractual Compensatory Stock Grants. No shares of Preferred Stock are outstanding. All issued and outstanding Common Stock of the Company is fully paid and nonassessable.

Common Stock

         Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. Except as may be required by applicable law, holders of shares of Common Stock will not vote separately as a class, but will vote together with the holders of outstanding shares of other classes of capital stock. There is no right to cumulate votes for the election of directors. A majority of the issued and outstanding shares of Common Stock constitutes a quorum at any meeting of stockholders and the vote by the holders of a majority of the outstanding shares is required to effect certain fundamental corporation changes such as liquidation, merger or amendment of the Certificate.

         Holders of shares of Common Stock are entitled to receive dividends, if, as, and when declared by the Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on any outstanding shares of Preferred Stock. Upon liquidation of the Company, holders of shares of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities, subject to the liquidation preferences rights of any outstanding shares of Preferred Stock. Holders of shares of Common Stock have no conversion, redemption or preemptive rights. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock. The outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

         Under the Company's Certificate, the Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the Company's Preferred Stock, when and if issued. Such rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock. The issuance of the Preferred Stock may have the effect of delaying or preventing a change in control of the Company and may have an adverse effect on the rights of the holders of Common Stock.

         The Board of Directors may, without further action by the stockholders of the Company, issue shares of Preferred Stock in one or more series and fix the rights and preferences thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), liquidation preferences and the number of shares constituting any series. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock. While the issuance of Preferred Stock provides desired flexibility in connection with additional financing, possible acquisitions and other corporate purposes, future issuances may have the effect of delaying, deferring or preventing the change of control of the Company without further action by the Shareholders and may discourage bids for the Common Stock at a premium over the market price.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The law firm of Petersen & Fefer, legal counsel for the Company in connection with this registration statement and other matters is entitled to receive 360,000 shares of Common Stock as compensation for legal services rendered. All such shares have been included in and registered by this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       The Company's Amended and Restated Certificate of Incorporation and By-laws are intended to take full advantage of the enabling provisions of the General Corporation Law of the State of Delaware ("GCLD") with respect to limiting the personal liability of its officers, directors, employees and agents. The Amended and Restated Certificate of Incorporation and By-laws provide that the Company may indemnify current and former directors, officers, employees and agents, and persons serving in similar capacities in the subsidiaries or other entities in which the Company has an interest to the fullest extent permitted by the GCLD. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors of the Company. Under the Company's By-laws, indemnification payments may only be made upon a determination that the indemnified person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to a criminal proceeding, had no reasonable cause to believe such conduct was unlawful. Such determination shall be made (i) by a majority of the disinterested members of the Board of Directors, (ii) by independent legal counsel in a written opinion, or (iii) by the stockholders. It is the position of the SEC that exculpation from and indemnification for liabilities arising under the Act and the rules and regulations thereunder is against public policy and therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

       3.1 Certificate of Termination relating to the July 28, 2000 Amendment to the Certificate of Incorporation of Yifan Communications, Inc. (Incorporated by reference from the Company's Current Report on Form 8-K dated September 25, 2000)

       3.2 Amendment to the Certificate of Incorporation of Yifan Communications, Inc. dated September 22, 2000 (Incorporated by reference from the Company's Current Report on Form 8-K dated September 25, 2000)

       4.1 Specimen Certificate for shares of Company's $0.008 par value Common Stock. (Incorporated by reference from the Company's Current Report on Form 8-K dated September 25, 2000)

       5.1 Opinion of Petersen & Fefer, Attorneys at Law, respecting legality of securities being offered.

       10.1 Amended Year 2000 Incentive Stock Plan of Yifan Communications, Inc. dated August 3, 2000 (Incorporated by reference from the Company's Current Report on Form 8-K dated September 25, 2000)

       10.2 Non-employee Directors' Stock Option Plan of Yifan Communications, Inc. dated August 14, 2000 (Incorporated by reference from the Company's Current Report on Form 8-K dated September 25, 2000)

       10.3   Employment Agreement between Yifan Communications,  Inc, and Sally
              A. Fonner dated July 30, 2000 (Incorporated by reference from the Company's Current Report on Form 8-K dated August 17, 2000)

       10.4 Agreement between Yifan.com, Inc and the law firm of Petersen & Fefer dated July 3, 2000 (Incorporated by reference from the Company's Current Report on Form 8-K dated August 17, 2000)

       23.1   Consent of Want & Ender, Certified Public Accountants

       23.2   Consent of Harmon & Company, Certified Public Accountants

       23.3 Consent of John L. Petersen, Attorney at Law, (included in Exhibit 5.1)

ITEM 9. UNDERTAKINGS.

       (a)    The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

       (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(g) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

       (1) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the documents constituting the prospectus to each participant to whom such prospectus is sent or given, a copy of the registrant's annual report to stockholders for its last fiscal year, unless such participant otherwise has received a copy of such report in which case the registrant shall state in such prospectus that it will promptly furnish, without charge, a copy of such report on written request of the participant.

       (2) The undersigned registrant hereby undertakes to transmit or cause to be transmitted to all participants who do not otherwise receive such material as stockholders of the registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Flushing, Queens, State of New York on this 25th day of September 2000.

Yifan Communications, Inc.


BY:                  /s/ Yifan He
    --------------------------------------------------
       Yifan He, Chief Executive Officer and Director

                                POWER OF ATTORNEY

       We, the undersigned directors and officers of Yifan Communications, Inc., do hereby constitute and appoint Yifan He and Jeffery Kraft, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement, including specifically without limitation, power and authority to sign for any of us, in our names in the capacities indicated below, any and all amendments hereto; and we do each hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

       In accordance with the Requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

               Signature                                      Title                                  Date

/s/ Yifan He
----------------------------------------
Yifan He                                 Chief Executive Officer and Director             September 25, 2000


/s/ Jeffery Kraft
----------------------------------------
Jeff Kraft                               Chief Financial Officer                          September 25, 2000


/s/ Sally A. Fonner
----------------------------------------
Sally A. Fonner                          Secretary and Director                           September 25, 2000


/s/ Michael Yung
----------------------------------------
Michael Yung                             Director                                         September 25, 2000


/s/ Jeffery Wu
----------------------------------------
Jeffery Wu                               Director                                         September 25, 2000


/s/ Ahn Tran
----------------------------------------
Ahn Tran                                 Director                                         September 25, 2000
